Exhibit 10.1

Ashford Inc.

May 15, 2020

Monty J. Bennett

c/o Ashford Inc.

14185 Dallas Parkway, Suite 1100

Dallas, TX 75254

RE: Base Salary Payments

Dear Monty,

As we have discussed, in light of the uncertainty created by the effects of the novel coronavirus (Covid-19), subject to your signature below, Ashford Inc. (the “Company”) will pay you your base salary (as reduced pursuant to that certain letter agreement, by and between you and the Company, dated as of March 15, 2020 (the “Waiver Letter”)) in the form of unrestricted shares of common stock of the Company, par value $0.001 per share (“Common Stock”), in lieu of cash. This arrangement is effective as of May 15, 2020, and will continue through and including the Company’s last payroll period in 2020 (the “Effective Period”).

Each issuance of Common Stock will occur on or as soon as reasonably practicable following each regular payroll date (each a “Payment Date”) during the Effective Period, and will be for a number of shares equal to (x)(A) the cash salary that would have been paid to you on such Payment Date pursuant to the Company’s normal payroll practices, absent this letter agreement, less (B) any tax amounts (federal, state, local, or other) that are required to be withheld by the Company with respect to such salary (which withheld tax amounts the Company will remit to the appropriate tax authorities) or other deductions in accordance with your elections under any employee benefit plans, programs, or arrangements of the Company or its subsidiaries, divided by (y) the volume weighted average price per share of the Common Stock over all trading days in the period commencing on the first trading date in the applicable payroll period to which payment on such Payment Date relates and ending on the last trading date immediately prior to the last day in such applicable payroll period (as calculated by the Compensation Committee of the Board or its designee). The Common Stock will be issued to you under, and subject to the terms of, the Company’s 2014 Incentive Plan, as amended.

Please note that this change in payment form does not change your targeted incentive bonus percentages for purposes of the Company’s annual cash incentive program. For the avoidance of doubt, the Waiver Letter remains in full force and effect in accordance with its terms. You acknowledge and agree that any cash base salary paid to you prior to the Effective Period shall satisfy any minimum wages that are required to be paid to you in cash under any applicable law.

By your signature below, you hereby acknowledge and consent to this arrangement, and further acknowledge and agree that you shall not have, and hereby waive, any right to resign for “Good Reason” (or any term of similar meaning) solely in connection with the payment of your base salary in the form of Common Stock as described in this letter, under any and all employment, compensation, and benefits agreements, programs, policies, and arrangements of the Company and the entities that it and its subsidiaries advise, including, without limitation, your employment agreement with the Company (and Ashford Hospitality Advisors, LLC). You expressly acknowledge and agree that all such entities are third party beneficiaries of this letter agreement.

We appreciate your continued service in helping the Company navigate the uncertainty created by Covid-19.

[signature page follows]

Very truly yours,

ASHFORD INC.

/s/ Robert G. Haiman
By: Robert G. Haiman
Its: EVP, General Counsel & Secretary

ACKNOWLEDGED AND AGREED:

/s/ Monty J. Bennett
Monty J. Bennett

[Signature Page to Bennett Letter re: Form of Base Salary Payments]